1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces Additional
Potential Pay at its Davy Jones Ultra-Deep Discovery Well in
Shallow Water on the Shelf of the Gulf of Mexico

NEW ORLEANS, LA, January 20, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today that the Davy Jones ultra-deep well has been drilled from 28,263 feet to 28,603 feet and the well has been logged with pipe-conveyed wireline logs to 28,530 feet.  The wireline log results indicated a new hydrocarbon bearing sand that totaled 65 net feet.  A porosity (neutron/density) log will be necessary to quantify the porosity in this new sand member.  The new sand interval combined with the 135 feet of net pay announced on January 11, 2010 brings the total possible productive net sands to 200 feet in the Davy Jones well.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the well.

McMoRan operates the Davy Jones prospect and is funding 25.7 percent of the exploratory costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners at Davy Jones include:  Plains Exploration & Production Company (NYSE: PXP) (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. “Tex” Moncrief, Jr. (8.8%) and a private investor (3%).

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com".
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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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